QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.25

EXECUTIVE EMPLOYMENT AND NON-COMPETITION
AGREEMENT

BY AND BETWEEN

REFCO GROUP LTD., LLC

AND

GERALD M. SHERER

DECEMBER 6, 2004

EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT

        This EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT (this "Agreement"), dated as of December 6, 2004, by and between REFCO GROUP LTD., LLC, a Delaware limited liability company (the "Company"), and Gerald M. Sherer (the "Executive"), shall become effective upon the Effective Date (as defined below).

WITNESSETH:

        WHEREAS, the Company desires to employ Executive as Chief Financial Officer of the Company, and Executive desires to be employed by the Company in said capacity, under the terms and pursuant to the conditions set forth herein;

        WHEREAS, in connection with his employment, the Executive will receive the opportunity to receive awards of Class B Common Units of New Refco Group Ltd., LLC (the "Class B Common Units");

        WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company; and

        WHEREAS, in consideration for (i) the employment of the Executive by the Company, (ii) the ability of the Executive to receive awards of Class B Common Units, (iii) the mutual covenants and promises contained herein and intending to be legally bound thereby and (iv) for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged;

        NOW, THEREFORE, the Company and the Executive hereby agree as follows:

        1.     EMPLOYMENT.    The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the period set forth in Section 2, in the positions and with the duties and responsibilities set forth in Section 3, and upon the other terms and conditions provided herein.

        2.     EMPLOYMENT TERM.    The employment of the Executive by the Company pursuant to this Agreement shall be for the period commencing on December    , 2004 (such date, the "Effective Date") through and ending on February 28, 2007 unless earlier terminated pursuant to the provisions of Section 5 hereof (as such period may be extended pursuant to the immediately following sentence, the "Employment Term"). Beginning on February 28, 2007 and on the last day of each fiscal year of the Company thereafter (each a "Reset Date"), the Employment Term shall be automatically extended so as to terminate one year after such Reset Date, unless earlier terminated pursuant to the terms of this Agreement.

        3.     POSITIONS AND DUTIES.

          (a)   During the Employment Term, the Executive's position shall be Chief Financial Officer, or such other position of equivalent seniority as may be determined by the Company's Board of Managers (the "Board"). The Executive's responsibilities shall be carried out with the advice and counsel of the Board, and the Chief Executive Officer of the Company.

          (b)   During the Employment Term, the Executive shall devote his full business time and attention to the business and affairs of the Company and its affiliated companies (as defined below), and shall utilize the Executive's best efforts to discharge faithfully and efficiently the duties and responsibilities delegated and assigned to the Executive, except for usual, ordinary, and customary periods of vacation and absence due to illness; provided, however, that the Executive may (i) serve on non-profit industry-related, civic or charitable boards or committees, (ii) deliver lectures and fulfill speaking engagements and (iii) manage the Executive's personal investments, so long as such activities do not significantly interfere with the performance and fulfillment of the Executive's duties and responsibilities as an employee of the Company in accordance with this

  Agreement; provided, however, that such activities will not, in the reasonable judgment of the Board, constitute an actual or potential conflict of interest with the Company or an affiliated company. As used in this Agreement, the term "affiliated company," "affiliated companies" or "affiliate" shall include any entity or person controlled by, controlling, or under common control with the Company; provided, however, that such term shall not include any entity that is affiliated with the Company solely because such entity is controlled by Thomas H. Lee Partners or any of its affiliates.

          (c)   All services that the Executive may render to the Company or any of its affiliated companies in any capacity during the Employment Term shall be deemed to be services required by this Agreement and in consideration for the compensation provided for herein.

        4.     COMPENSATION AND RELATED MATTERS.

          (a)   Base Salary.    During the Employment Term, the Executive shall receive an annual base salary ("Base Salary") of One Million Dollars ($1,000,000). The Base Salary shall be payable in installments in accordance with the Company's general payroll practices for executives in effect at the time such payment is made, and shall be subject to all necessary withholding taxes, FICA contributions and similar deductions. During the Employment Term, the Executive's Base Salary shall be subject to such increases (but not decreases) as may be determined from time to time by the Board in its sole discretion; provided, however, that the Executive's Base Salary shall be reviewed by the Board at least annually, with a view to making such upward adjustment, if any, as the Board deems appropriate. Any increased Base Salary shall become the new "Base Salary" for purposes of this Agreement. Payments of Base Salary to the Executive shall not be deemed exclusive and shall not prevent the Executive from participating in any employee benefit plans, programs, or arrangements of the Company in which the Executive is entitled to participate. Payments of Base Salary to the Executive shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit, or payment to the Executive hereunder shall in any way limit or reduce the obligation of the Company regarding the Executive's Base Salary hereunder.

          (b)   Annual Bonus.    During the Employment Term, the Executive shall be eligible to receive an annual performance bonus for each fiscal year of the Company, payable in cash (each an "Annual Bonus"), which shall be determined in accordance with the Management Bonus Pool Plan, as amended, modified or supplemented from time to time.

          (c)   Incentive Compensation Awards.    The Executive shall be eligible as of the Effective Date to participate in equity-based compensation plans, including option plans, restricted or phantom membership interest plans and other equity incentive plans as shall be determined by the Board from time to time during the Employment Term. It is acknowledged that on the Effective Date the Executive shall receive awards of Class B Common Units pursuant to a Restricted Unit Agreement in the form attached hereto as Exhibit A.

          (d)   Employee Benefits.

            (i)    Incentive, Savings, and Retirement Plans.    During the Employment Term, the Executive shall be entitled to participate in all incentive, savings, and retirement plans, programs, and arrangements applicable generally to other senior executives at the Company.

            (ii)   Welfare Benefit Plans.    During the Employment Term, the Executive and/or the Executive's family, as the case may be, shall be eligible to participate in and shall receive all benefits under all welfare benefits plans, programs, and arrangements provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death, and travel accident insurance plans, programs, and arrangements) to the extent applicable generally to other senior executives at the Company. The Company may, at its election and for its benefit, obtain insurance against the disability, accidental loss or death of the Executive (e.g. "Key Man Insurance") and the Executive shall submit to such physical examinations and supply such information as may be reasonably required in connection with the obtainment thereof.

          (e)   Expenses.    During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing the Executive's duties and responsibilities hereunder. The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Board may establish from time to time.

          (f)    Vacation.    During the Employment Term, the Executive shall be entitled to twenty (20) business days paid vacation in each calendar year, which shall be taken at such times as are consistent with the Executive's responsibilities hereunder. Any vacation days unused at the end of any calendar year shall be forfeited.

          (g)   Additional Compensation.    If, immediately following February 28, 2006 (the "Look-Back Date"), the aggregate value of the Class B Common Units, and any other incentive equity of the Company or New Refco Group Ltd., LLC ("New Refco") issued to the Executive, in each case which has vested as of the Look-Back Date, net of any amounts that the Executive paid to the Company for such equity (the "Value of Vested Company Equity"), is less than Three Million Five Hundred Thousand Dollars ($3,500,000) then as soon as practicable after the Look-Back Date, but in no event later than March 15, 2006, the Company shall pay to the Executive additional cash compensation equal in amount to the difference between the Value of Vested Company Equity and $3,500,000. In the event that the Executive is terminated by the Company other than for Cause prior to February 28, 2006, and the aggregate value of the Class B Common Units, and any other incentive equity of the Company or New Refco issued to the Executive, in each case which has vested as of the Date of Termination (as defined below), net of any amounts that the Executive paid to the Company for such equity (the "Value of Vested Company Equity Upon Termination") is less than $3,500,000, then as soon as practicable after the Date of Termination, the Company shall make a cash payment to the Executive in an amount equal to the difference between the Value of Vested Company Equity Upon Termination and $3,500,000. All determinations of value that are relevant for purposes of this Section 4(g) shall be made in good faith by the Board of Managers of New Refco as soon as practicable following the Look-Back Date or the Date of Termination, as applicable. For purposes of this Section 4(g), "Company" shall include any successor entity to the Company, "Board of Managers" shall include any successor Board of Directors or other governing body of New Refco and "Class B Common Units" will include any equity of any successor entity of New Refco.

          (h)   Compensation for Partial Periods.    Except as otherwise noted herein, any payments payable to the Executive pursuant to this Agreement shall be pro-rated for any partial period of service applicable to such payment.

        5.     TERMINATION OF EMPLOYMENT.

          (a)   Death.    The Executive's employment shall terminate automatically upon the Executive's death during the Employment Term.

          (b)   Disability.    If the Board determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Term, the Company may give the Executive notice of its intention to terminate the Executive's employment (a "Disability Notice of Termination"). In such event, the Executive's employment hereunder shall terminate effective on the 30th day after receipt of such Disability Notice of Termination by the Executive (the "Disability Effective Date"), provided that, within the 30-day period after such receipt, the

  Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive or the inability of the Executive to perform his duties hereunder for an aggregate of one hundred eighty (180) days within any given period of three hundred sixty (360) consecutive days, as a result of incapacity of the Executive, due to bodily injury or disease or any other mental or physical illness, which may be permanent with regard to the Executive's ability to return to work in his full capacity; provided, however, that the Executive's return to work after receipt of a Disability Notice of Termination shall not require or cause the resetting of the one hundred eighty (180) day measurement period set forth above for determining a Disability. Any determination of Disability shall be made by the Board or the Chief Executive Officer of the Company in consultation with a qualified physician or physicians selected by the Board and/or the Company's insurers and reasonably acceptable to the Executive (or, if applicable, his legal representative). During any period (not to exceed 360 days) in which the Board believes that the Executive's incapacity could reasonably be expected to result in a Disability, the Board shall be entitled to appoint an interim Chief Financial Officer of the Company, without such appointment in and of itself triggering the "Good Reason" termination provisions set forth herein.

          (c)   Termination by the Company for Cause.    The Company may terminate the Executive's employment hereunder at any time during the Employment Term for Cause (as defined below).

          For purposes of this Agreement, "Cause" shall mean only any of the following:

            (i)    the willful failure or refusal of the Executive to perform substantially the Executive's duties hereunder (other than any such failure resulting from the Executive being disabled) that is not cured within thirty (30) days after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes the Executive has not substantially performed the Executive's duties; provided, however, that the Board's dissatisfaction with the quality of the Executive's performance hereunder shall not constitute the failure of the Executive to substantially perform his duties within the meaning of this Section 5(c)(i);

            (ii)   the engaging by the Executive in illegal conduct or willful misconduct that, in either case, is materially detrimental to the Company, monetarily or reputationally;

            (iii)  the commitment by the Executive of any act of fraud, embezzlement or misappropriation of funds;

            (iv)  the conviction by the Executive of, or the plea by the Executive of nolo contendere to, any felony; provided, however, that after indictment of the Executive, the Company may place the Executive on paid leave of absence until resolution or dismissal of such indictment; or

            (v)   the material breach by the Executive of Section 7 or Section 8 hereof that is not cured by the Executive within thirty (30) days of written notice of such breach by the Board.

  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company, and no act or failure to act, on the Executive's part, shall be deemed "willful" unless done by the Executive not in good faith and without a reasonable belief that the Executive's actions or omissions were in the best interest of the Company.

          (d)   Termination by the Company without Cause.    The Company may terminate the Executive's employment hereunder at any time during the Employment Term without Cause.

          (e)   Termination by the Executive for Good Reason.    The Executive may terminate the Executive's employment hereunder at any time during the Employment Term for Good Reason (as defined below).

  For purposes of this Agreement, "Good Reason" shall mean only any of the following (without the Executive's written consent):

            (i)    any material diminution in the Executive's Base Salary or bonus opportunity, as contemplated by Sections 4(a) and 4(b) of this Agreement (other than as provided in Section 5(b)), excluding for this purpose any isolated, insubstantial, and inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of written notice thereof given by the Executive;

            (ii)   any failure by the Company to comply with any of its obligations under this Agreement, other than any isolated, insubstantial, and inadvertent actions not taken in bad faith and which are remedied by the company promptly after receipt of written notice thereof given by the Executive: or

            (iii)  the Company's requiring the Executive to reside in or be based at any office or location other than the greater metropolitan areas of New York, New York.

          (f)    Termination by the Executive Voluntarily.    The Executive may terminate the Executive's employment hereunder at any time during the Employment Term for any reason other than Good Reason, or for no reason.

          (g)   Notice of Termination.    Any termination of the Executive's employment hereunder by the Company or by the Executive (other than a termination due to the Executive's death) shall be communicated by a Notice of Termination (as defined below) to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) in the case of a termination for Disability, Cause, or Good Reason, sets forth the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) specifies the Date of Termination (as defined below); provided, however, that, notwithstanding any provision of this Agreement to the contrary, a Notice of Termination given in connection with a termination for Good Reason shall be given by the Executive within a reasonable period of time, not to exceed sixty (60) days, following the occurrence of the event giving rise to such right of termination. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Cause, or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company's or the Executive's rights hereunder.

          (h)   Date of Termination.    For purposes of this Agreement, the "Date of Termination" shall mean the effective date of termination of the Executive's employment hereunder, which date shall be: (i) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death; (ii) if the Executive's employment is terminated because of the Executive's Disability, the Disability Effective Date or such later date (up to thirty (30) days) specified in the Disability Notice of Termination; (iii) if the Executive's employment is terminated by the Company for Cause or by the Executive for Good Reason, the date on which the Notice of Termination is given; and (iv) if the Executive's employment is terminated by either party for any other reason, the date specified in the Notice of Termination, which date shall in no event be earlier than the 30th day after the date such notice is given (such thirty (30) day period, the "Notice Period"); provided, however, that in lieu of a thirty (30) day Notice Period, the Company may accept or give a shorter notice period (or no notice period) and place the Executive on paid leave during the Notice Period.

        6.     OBLIGATIONS OF THE COMPANY UPON TERMINATION.

          (a)   Termination by the Company Without Cause or by the Executive for Good Reason.    If, during the Employment Term, the Company shall terminate the Executive's employment hereunder without Cause, or the Executive shall terminate the Executive's employment for Good Reason, the Executive shall be entitled to receive, as his exclusive right and remedy in respect of such termination: (i) the payment of (A) all Accrued Obligations plus (B) at the time the Company pays its executives bonuses in accordance with its general payroll policies, the Pro Rata Bonus, plus (C) severance pay equal to one-twelfth (1/12) of the Executive's Base Salary and Annual Bonus as of the Date of Termination for each of the first eighteen (18) months from and following the Date of Termination, payable in accordance with the Company's regular pay schedule and policies and (ii) the provision of the Welfare Benefit Continuation.

           For purposes of this Agreement, "Accrued Obligations" shall mean, (1) all Base Salary earned by the Executive but unpaid as of the Date of Termination, (2) reimbursement for any and all monies advanced in connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive through the Date of Termination and (3) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company. For purposes of this Agreement, "Pro Rata Bonus" shall mean, as to any fiscal year of the Company in which the Executive's employment with the Company is terminated, an amount equal to that pro rata portion of the Executive's Annual Bonus which, but for the Executive's termination of employment, would have been earned by the Executive during such year. Such pro rata portion shall be determined based upon a formula, the denominator of which shall be 365 and the numerator of which shall be the number of days during the Company's fiscal year in question which the Executive was employed by the Company on active status (including any period of paid leave in lieu of a notice period, as contemplated by Section 5(h) of this Agreement). For purposes of this Agreement, "Welfare Benefit Continuation" shall mean provision of welfare benefits such that the Executive shall continue to be covered, upon the same terms and conditions described in Section 4(d)(ii) hereof, by the same or equivalent medical, dental and life insurance coverage as in effect for the Executive and the Executive's family immediately prior to the Date of Termination until the earlier of (x) the expiration of the period for which the Executive receives severance pay pursuant to this Agreement and (y) the date the Executive has commenced new employment and has thereby become eligible for other benefits coverage, subject to the Executive's rights under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

          (b)   Death.    If the Executive's employment is terminated by reason of the Executive's death during the Employment Term, this Agreement shall terminate without further obligations to the Executive's heirs, executors, administrators or other legal representatives under this Agreement, other than for payment of all Accrued Obligations.

          (c)   Disability.    If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Term, this Agreement shall terminate without further obligations to the Executive, other than for payment of all Accrued Obligations; provided, however, that any amounts payable by the Company to the Executive pursuant to this Section 6(c) shall be reduced by the amount of any disability insurance payments or benefits paid to the Executive pursuant to insurance, if any provided under Section 4(d) above.

          (d)   Termination by the Company for Cause.    If the Executive's employment is terminated for Cause during the Employment Term, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive his Accrued Obligations through the Date of Termination, to the extent theretofore unpaid.

          (e)   Termination by the Executive.    If the Executive voluntarily terminates the Executive's employment during the Employment Term, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations.

          (f)    Accrued Benefits.    Notwithstanding anything else herein to the contrary, all Accrued Obligations to which the Executive (or his estate or beneficiary) is entitled shall be payable in cash promptly upon termination of his employment, except as otherwise specifically provided herein, or under the terms of any applicable policy, plan or program.

          (g)   Complete Payment.    The payments and other benefits to be made or to be extended to the Executive under the provisions of this Section 6 upon termination of the Executive's employment shall be in complete satisfaction of any and all payments that would otherwise be due the Executive had he remained employed by the Company during the remainder of the Employment Term and the Company shall have no further obligation to make any payment or extend any benefit to the Executive pursuant to this Agreement or otherwise upon or after such termination. Except as specifically provided in this Section 6, the Executive shall not be entitled to any compensation, severance or other benefits from the Company or any of its subsidiaries or affiliates upon the termination of this Agreement for any reason whatsoever. Acceptance by the Executive of performance by the Company shall constitute full settlement of any claims that the Executive might otherwise assert against the Company, its affiliates or any of their respective equityholders, partners, directors, officers, employees or agents relating to such termination. The Executive shall not be entitled to any severance or other payments upon termination of employment except pursuant to this Agreement.

        7.     PROPRIETARY INFORMATION; INVENTIONS IN THE FIELD.

          (a)   Proprietary Information.    In the course of service to the Company, the Executive will have access to confidential information regarding the organization, business and finances of the Company and its affiliated companies, including products, services, designs, methods, techniques, systems, specifications, know-how, strategic or technical data, marketing research data, product research and development data, sales techniques, confidential customer lists and information, sources of supply and trade secrets, all of which are confidential and may be proprietary and are owned or used by the Company, or any of its affiliates. Such information shall hereinafter be called "Proprietary Information" and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or any of its affiliated companies as to which the Executive may have access, whether conceived or developed by others or by the Executive alone or with others during the period of service to the Company, whether or not conceived or developed during regular working hours. Proprietary Information shall not include any records, data or information which are (i) in the public domain during or after the Employment Term provided the same are not in the public domain as a consequence of disclosure directly or indirectly by the Executive in violation of this Agreement, (ii) required to be disclosed by law, or (iii) reasonably required to be disclosed in defending any suit, proceeding or investigation to which the Executive is a party.

          (b)   Fiduciary Obligations.    The Executive agrees that Proprietary Information is of critical importance to the Company and a violation of this Section 7 would seriously and irreparably impair and damage the Company's business. The Executive agrees that he shall keep all Proprietary Information in a fiduciary capacity for the sole benefit of the Company.

          (c)   Non-Use and Non-Disclosure.    The Executive shall not during the Employment Term or at any time thereafter: (i) disclose, directly or indirectly, any Proprietary Information to any person, other than any person who, in the reasonable judgment of the Executive, needs to know such Proprietary Information or such other persons to whom the Executive has been specifically instructed to make disclosure by the Board and in all such cases only to the extent required in the course of the Executive's service to the Company; or (ii) use any Proprietary Information, directly or indirectly, for the Executive's own benefit or for the benefit of any person or entity other than the Company.

          (d)   Assignment of Inventions.    The Executive agrees to assign and transfer to the Company or its designee, without any separate remuneration or compensation, his entire right, title and interest in and to all Inventions in the Field (as defined below), together with all United States and foreign rights with respect thereto, and, at the Company's expense, to execute and deliver all appropriate patent and copyright applications for securing United States and foreign patents and copyrights on Inventions in the Field and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions in the Field and patents and copyrights with respect thereto in the Company, and to assist the Company in the prosecution or defense of any interference which may be declared involving any of said patent applications, patents, copyright applications or copyrights. For the purposes of this Agreement, the words "Inventions in the Field" shall include any discovery, process, design, development, improvement, application, technique, or invention, whether patentable or copyrightable or not and whether reduced to practice or not, conceived, created, discovered, invented or made by the Executive, individually or jointly with others (whether on or off the Company's premises or during or after normal working hours), while in the employ of the Company or any of its affiliated companies, and which was or is directly or indirectly related to the business of the Company or any of its affiliated companies or suppliers or customers, or which resulted or results from any work performed by, or use of any Documents, Property or other personal property of the Company (whether tangible or intangible and whether owned, leased or contracted for) by, any executive, employee or agent of the Company or any of its affiliated companies.

          (e)   Return of Documents.    All (i) notes, memoranda, reports, lists, letters, documents, records, specifications, software programs, software code, data, tapes and other media of every kind, form and description relating to or within the scope of the business of the Company or any of its affiliated companies and any copies, in whole or in part, thereof (collectively, the "Documents"), whether or not prepared by the Executive, and (ii) all computers, cellular telephones, pagers, credit and/or calling cards, keys, access cards or other personal property of or relating to the Company or any of its affiliated companies (collectively, the "Property") shall be the sole and exclusive property of the Company. The Executive shall safeguard all Documents and Property and shall surrender to the Company within five (5) days of any Date of Termination, or at such earlier time or times as the Board or its designee may specify, all Documents and Property then in the Executive's possession or control; provided, however, that the Executive may retain a copy of any personnel-related materials relating to his employment with the Company, including, but not limited to, this Agreement, any compensation or benefit plan or program, or any awards or evidence of participation in such plans or programs, or any other communications to or from the Company related to Executive's employment. During the Employment Term, the Executive shall not make, use or permit to be used any Documents or Property otherwise than for the benefit of the Company. After the Employment Term, the Executive shall not use or permit others to use any Documents or Property.

          (f)    Acknowledgement.    This Section 7 shall not be construed to unreasonably restrict the Executive's ability to disclose Proprietary Information in an arbitration or court proceeding regarding the assertion of, or defense against, any claim of breach of this Agreement.

        8.     RESTRICTIONS ON ACTIVITIES OF THE EXECUTIVE.

          (a)   Acknowledgments.    The Executive and Company acknowledge and agree that the Executive is being employed hereunder in a key capacity with the Company and that the Company is engaged in a highly competitive business and that the success of the Company's business in the marketplace depends upon its goodwill and reputation for quality and dependability. The Executive and the Company further acknowledge and agree that (i) reasonable limits may be placed on the Executive's ability to compete against the Company and its affiliated companies as provided herein to the extent that they protect and preserve the legitimate business interests and goodwill of the Company and/or its affiliated companies and (ii) such limits are (A) in consideration for and as an inducement for, among other things, the Executive's ability to receive awards of Class B Common Units, and the continued employment of the Executive by the Company, (B) the result of arms-length negotiations between the parties, (C) reasonable in scope and duration, and (D) necessary to protect the legitimate business interests of the Company and its affiliated companies. In addition, the Executive acknowledges (1) that the business of the Company and its affiliated companies is international in scope and without geographical limitation and (2) notwithstanding the state of incorporation or formation or principal office or location of the Company or any of its affiliated companies, or any of their respective executives or employees (including the Executive), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the United States and the world. The Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of the Proprietary Information, whether now existing or to be developed in the future. The Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

          (b)   Non-Competition Restrictions.    During the Non-Competition Period (as defined below), the Executive will not and will not permit any of his Affiliates (as defined below) to anywhere in the Territory (as defined below) engage or participate in, directly or indirectly, alone or as principal, agent, employee, employer, consultant, investor or partner of, or assist in the management of, or provide advisory or other services to, or own any stock or any other ownership interest in, or make any financial investment in, any business or entity which is Competitive with the Company (as defined below); provided, however, that the ownership of not more than two percent (2%) of the outstanding securities of any class of securities listed on a national exchange or inter-dealer quotation system shall not constitute a violation of this Section 8(b). For purposes of this Agreement, a business or entity shall be considered "Competitive with the Company" as of any point in time during the Non-Competition Period if it competes with (A) the products then marketed or sold by the Company and/or any of its affiliated companies and as such products may be improved and/or modified, (B) the services then marketed, sold or provided by the Company and/or any of its affiliated companies and as such services may be improved and/or modified or (C) the products and/or services that the Company and/or any of its affiliated companies is then actively developing, designing, marketing, producing or supplying in the future including, without limitation, the business of providing financial products or services, including those involving or related to exchange-traded derivatives, managed futures, prime brokerage services, fixed income securities, foreign exchange, equities, over-the-counter derivatives and asset management of structured products related to the Company's core business. For purposes of this Agreement, the "Non-Competition Period" shall mean the period commencing on the Effective Date and ending eighteen (18) months after the date of termination of the Executive's employment with the Company, whether such termination is pursuant to this Agreement or otherwise. For purposes of this Section 8(b), "Affiliates" shall mean, with respect to any person, any other person who directly or indirectly controls, is controlled by or is under common control with such person. For purposes of this Agreement, "Territory" shall mean the States of New York and Illinois and every other State or foreign country where the Company and/or any of its affiliated companies maintains employees, owns or leases property or otherwise conducts business during the Non-Competition Period.

          (c)   Non-Solicitation and No-Hire Restrictions.    During the Non-Competition Period, the Executive will not and will not permit any of his Affiliates to (i) solicit, or attempt to solicit any officer, director, consultant or executive of the Company or any of its affiliated companies (each such individual, a "Company Affiliate") to leave his or her engagement with the Company or such affiliated company, (ii) hire any Company Affiliate or (iii) call upon, solicit, divert or attempt to solicit or divert from the Company or any of its affiliated companies any of their customers or suppliers or potential or prospective customers or suppliers of whom the Executive was aware were potential customers prior to or during the Employment Term in any manner that harms or interferes with such person's relationship with the Company; provided, however, that nothing in this Section 8(c) shall be deemed to prohibit the Executive from calling upon or soliciting a customer or supplier of the Company or any affiliated company during the Non-Competition Period if such action relates solely to a business which is not Competitive with the Company; provided, further, that nothing in this Section 8(c) shall be deemed to prohibit the Executive from (A) soliciting or hiring any Company Affiliate if such Company Affiliate is a member of the Executive's immediate family; (B) placing advertisements in newspapers or other media of general circulation advertising employment opportunities; and (C) hiring any Company Affiliate who responds to such advertisements without any prior notice thereof by the Executive or any of his Affiliates; provided that such Company Affiliate was not otherwise solicited by the Executive or any of his Affiliates in violation of this Agreement.

          (d)   Non-Disparagement Restrictions.    Each of the Executive and the Company covenants and agrees that during the Non-Competition Period, such party will not, directly or indirectly, either in writing or by any other medium, make any disparaging, derogatory or negative statement, comment or remark about the other party or any of its affiliated companies, or Thomas H. Lee Partners or any of its affiliates, or any of their respective officers, directors, employees, affiliates, subsidiaries, successors and assigns, as the case may be; provided, however, that either party may make such statements, comments or remarks as are necessary to comply with law.

          (e)   The Executive's Skills and Abilities.    THE EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT HIM, IN THE EVENT OF TERMINATION OF HIS EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION OF SECTION 7 OR SECTION 8 HEREOF, FOR EXAMPLE, BY USING SUCH

  KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A BUSINESS THAT IS NOT COMPETITIVE WITH THE COMPANY.

          (f)    The Executive will not circumvent the purpose of any restriction contained in this Section 8 by engaging in business outside the Territory through remote means such as telephone, correspondence or computerized communication.

        9.     REPRESENTATIONS AND WARRANTIES.

          (a)   The Company represents and warrants to the Executive that the execution, delivery, and performance by the Company of this Agreement have been duly authorized by all necessary limited liability company action of the Company and do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any material contract, agreement, instrument, or obligation to which the Company is a party or by which it is bound.

          (b)   The Executive represents and warrants to the Company that the execution, delivery, and performance by the Executive of this Agreement do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any material contract, agreement, instrument, or obligation to which the Executive is a party or by which the Executive is bound.

        10.   INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE.    The Company agrees that in connection with the Executive's service to the Company pursuant hereto, the Executive shall be entitled to the benefit of any indemnification provisions in the Company's Limited Liability Company Agreement and/or any of its affiliated companies and any director and officer liability insurance coverage carried by the Company and/or any of its affiliated companies, if any.

        11.   INJUNCTIVE RELIEF.    In recognition of the fact that a breach by the Executive of any of the provisions of Section 7 or Section 8 hereof will cause irreparable damage to the Company for which monetary damages alone will not constitute an adequate remedy, the Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by the Executive or requiring the Executive to perform the Executive's obligations hereunder. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Company may be entitled at law or in equity, including without limitation the right to recover monetary damages for the breach by the Executive of any of the provisions of this Agreement.

        12.   GOVERNING LAW.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

        13.   NOTICES.    All notices, requests and demands to or upon the parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been duly given or made upon: (a) delivery by hand, (b) one business day after being sent by nationally recognized overnight courier; or (c) in the case of transmission by facsimile, when confirmation of receipt is obtained. Such communications shall be addressed and directed to the parties as follows (or to such other address as either party shall designate by giving like notice of such change to the other party):

          (i)    if to the Company:

      Refco Group Ltd., LLC
      One World Financial Center
      200 Liberty Street
      New York, NY 10281
      Attention: Board of Managers

      with a copy (which shall not constitute notice to the Company) to:

      Weil, Gotshal & Manges LLP
      100 Federal Street
      Boston, MA 02110
      Attention: James Westra

          (ii)   if to the Executive:

      with a copy (which shall not constitute notice to the Executive) to:

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

        14.   BINDING EFFECT; NO THIRD PARTY BENEFIT.

          (a)   This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall inure to the benefit of and shall be enforceable by the Executive and the Executive's legal representatives.

          (b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c)   The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of the Company, by agreement in writing, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, the "Company" shall mean the Company as hereinabove defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers this Agreement provided for in this Section 14(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (d)   Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

        15.   MISCELLANEOUS.

          (a)   Amendment.    This Agreement may not be modified or amended in any respect except by an instrument in writing signed by each of the Company and the Executive. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Company to agree to modify, amend, or waive any provision of this Agreement or anything in reference thereto.

          (b)   Waiver.    Any term or condition of this Agreement may be waived at any time by the party hereto which is entitled to have the benefit thereof, but such waiver shall only be effective if evidenced by a writing signed by such party, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion. No failure or delay by a party hereto in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or power.

          (c)   Withholding Taxes.    The Company may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (d)   Nonalienation of Benefits.    The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

          (e)   Attorneys' Fees.    The Executive and the Company agree that in any court, arbitration or other dispute resolution proceedings arising out of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys' fees and costs incurred by it or him in connection with resolution of the dispute in question in addition to any other relief granted thereby.

          (f)    Severability.    The parties agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any other clauses of this Agreement. If any one or more provisions of this Agreement is held to be invalid or unenforceable for any reason, including due to being overbroad in scope activity, subject or otherwise: (i) this Agreement shall be considered divisible; (ii) such provision shall be deemed inoperative to the extent it is deemed invalid or unenforceable; and (iii) in all other respects this Agreement shall remain full force and effect; provided, however, that if any such provision maybe made valid or enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be valid and/or enforceable to the maximum extent permitted by applicable law.

          (g)   Entire Agreement.    All of (i) this Agreement, (ii) the Company's Limited Liability Company Agreement, (iii) that certain Securityholders' Agreement, dated as of the Effective Date, by and among the Company and certain of its securityholders, as amended, modified or supplemented from time to time, and (iv) that certain Restricted Unit Agreement, to be dated as of the Effective Date and executed by the Executive and the Company in connection with an award of any Class B Units to the Executive, constitute the entire agreement and understanding of the parties hereto concerning the Executive's employment with the Company and from and after the Effective Date, this Agreement shall supersede any other prior negotiations, discussions, writings, agreements or understandings, both written and oral, between the parties with respect to such subject matter.

          (h)   Captions.    The captions herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

          (i)    References.    All references in this Agreement to Sections, subsections and other subdivisions refer to the Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement," "herein," "hereof'," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words "include," "includes," and "including" are used in this Agreement, such words shall be deemed to be followed by the words "without limitation." Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Executive has executed this Agreement, as of the date first above set forth.

EXECUTIVE	REFCO GROUP LTD., LLC
/s/ GERALD M. SHERER Gerald M. Sherer	By:	/s/ PHILLIP BENNETT Name: Phillip Bennett Title: President and CEO

QuickLinks

  Exhibit 10.25
EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT BY AND BETWEEN REFCO GROUP LTD., LLC AND GERALD M. SHERER DECEMBER 6, 2004